UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2012

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34650

Delaware	04-3651093
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6373 San Ignacio Avenue, San Jose, California 95119

(Address of principal executive offices, including zip code)

(408) 733-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2012, OCZ Technology Group, Inc. (the “Company”) reported that Arthur F. Knapp, Jr., Chief Financial Officer of the Company, announced his intent to retire from his position with the Company. Mr. Knapp will remain as Chief Financial Officer until his successor is in place.

In connection with his retirement, Mr. Knapp and the Company entered into a Separation Agreement and Release (the “Separation Agreement”), dated August 7, 2012. Pursuant to the Separation Agreement, Mr. Knapp will continue as an employee of the Company and will receive a bonus in the amount of $170,000 on April 30, 2013 and his current base salary of $300,000 per year and full employee benefits through July 31, 2013, unless earlier terminated by the Company (the “Termination Date”). In addition, under the terms of the Separation Agreement, stock options held by Mr. Knapp as of July 31, 2012 will continue to vest until the Termination Date, and Mr. Knapp may exercise any vested and unexpired stock options until July 31, 2014. As of July 31, 2012, Mr. Knapp had a total of 162,611 vested and exercisable stock options. The Separation Agreement contains other customary provisions for agreements of this nature.

Copies of the Separation Agreement and a press release issued in connection with Mr. Knapp’s retirement have been filed with the Securities and Exchange Commission as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K. This summary description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement.

Item 9.01 Financial Statements and Exhibits.

10.1	Separation Agreement and Release, dated August 7, 2012, between the Company and Arthur F. Knapp, Jr.

99.1	Press Release relating to the retirement of Arthur F. Knapp, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	OCZ TECHNOLOGY GROUP, INC.

	By:	/s/ Ryan M. Petersen
	Name:	Ryan M. Petersen
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Separation Agreement and Release, dated August 7, 2012, between the Company and Arthur F. Knapp, Jr.

99.1	Press Release relating to the retirement of Arthur F. Knapp, Jr.